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EXHIBIT 10.17

                         THE YANKEE CANDLE COMPANY, INC.
                         2005 DIRECTOR COMPENSATION PLAN
                          (NON-EMPLOYEE DIRECTORS ONLY)

Equity

Initial

Upon initial election to the Board, a Director is awarded an option to purchase 20,000 shares of Yankee common stock.

      Option price per share - New York Stock Exchange closing price on date preceding date of grant

      Vesting - 25% per year on anniversary date of grant

Annual

On the date immediately following the expiration of the Company's year-end "black-out" period (i.e., the third business day following the Company's fourth quarter / year-end earnings release), a Director is awarded an option to purchase 1,250 shares of Yankee common stock for each regularly scheduled Board meeting that such Director attended during the previous calendar year, up to a maximum of 5,000 shares.

Cash

Base: $15,000 payable in four equal installments of $3,750 on 3/31, 6/30, 9/30 and 12/31

Additional: $3,000 for Board meeting attended in person or
            $1,500 for each Board meeting attended by phone

Committee members are paid $1,250 for each day in which the committee member participates in committee meetings, if attending in person, or $625 if attending by phone.

The Audit Committee chair is paid an additional $4,000/year in four equal installments of $1,000 on 3/31, 6/30, 9/30 and 12/31.

The Compensation Committee chair and the Nominating & Governance Committee chair are paid an additional $2,000/year in four equal installments of $500 on 3/31, 6/30, 9/30 and 12/31.